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                                                                    EXHIBIT 12.1

                          WATSON PHARMACEUTICALS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                        YEAR ENDED DECEMBER 31,
                                         -----------------------------------------------------
                                           1997        1996       1995       1994       1993
                                         --------    --------    -------    -------    -------
                                                            (IN THOUSANDS)
Pre-tax income from continuing
  operations...........................  $144,598    $114,478    $73,048    $47,878    $25,753
                                         --------    --------    -------    -------    -------
Fixed charges:
  Interest expense.....................       346         421        482        525        367
  Rental expense, assumed to be
     one-third of total rentals........       833         700        667        673        667
                                         --------    --------    -------    -------    -------
Total fixed charges....................     1,179       1,121      1,149      1,198      1,034
                                         --------    --------    -------    -------    -------
Earnings before income taxes and fixed
  charges..............................  $145,777    $115,599    $74,197    $49,076    $26,787
                                         ========    ========    =======    =======    =======
Ratio of earnings to fixed charges.....     123.6       103.1       64.6       41.0       25.9
                                         ========    ========    =======    =======    =======
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